As filed with the Securities and Exchange
Commission on October 24, 1995

                  Registration No.
=============================================
     SECURITIES AND EXCHANGE COMMISSION
           ______________________

                  FORM S-3
           REGISTRATION STATEMENT
                    UNDER
         THE SECURITIES ACT OF 1933
           ______________________

     EXECUTONE INFORMATION SYSTEMS, INC.
(Exact name of registrant as specified in its
                 charter)


                  VIRGINIA

       (State or other jurisdiction of
       incorporation or organization)

                 86-0449210
    (I.R.S. Employer Identification No.)

           478 Wheelers Farms Road
         Milford, Connecticut 06460
               (203) 876-7600

 (Address, including zip code, and telephone
 number, including area code, of Registrant's
        principal executive offices)
        _____________________________

          BARBARA C. ANDERSON, ESQ.
       Vice President, General Counsel
                and Secretary
     EXECUTONE INFORMATION SYSTEMS, INC.
           478 Wheelers Farms Road
         Milford, Connecticut 06460
               (203) 876-7600

   (Name, address, including zip code, and
    telephone number, including area code,
            of agent for service)

        _____________________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please
check the following box.       [ ]


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection
with dividend or reinvestment plans, check the following box.    [x]


      If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of
the earlier effective registration statement for the same offering.      [ ]


       If   this  Form  is  a  post-effective amendment  filed  pursuant to
Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.      [ ]


       If  delivery  of  the  prospectus is expected to be made pursuant to
Rule  434, please check the following box.        [ ]


     CALCULATION OF REGISTRATION FEE (1)
=======================================================
Title of each          Amount          Proposed maximum
class  of              to be           offering  price
securities  to         registered      per  unit (1)
be registered
-------------------------------------------------------
Common Stock,
$.01 par value
per share.          241,000 Shares           $2.84
=======================================================
Proposed maximum                Amount of
aggregate offering              registration
price (1)                       fee
-------------------------------------------------------
Common Stock,
$.01 par value
per share.          $684,440      $237.00
=======================================================


(1) Estimated solely for the purpose of computing the registration fee. Calculated pursuant to Rule 457(c) on the basis of $2.84 per share, which was the average of the high and low sale prices of the Registrant's Common Stock on October 19, 1995, as reported on the NASDAQ National Market System.


       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


Preliminary Prospectus dated October 24, 1995


                   EXECUTONE INFORMATION SYSTEMS, INC.

                    2,885,000 SHARES OF COMMON STOCK

      This Prospectus relates to 2,885,000 shares of Common Stock, par value $.01 per share ("the Common Stock"), of EXECUTONE Information Systems, Inc., a Virginia corporation (the Company) (such Shares being referred to collectively herein as the "Securities"). All of the Securities being offered hereby are to be offered and sold from time to time for the account of certain shareholders of the Company, or by their respective donees, transferees or successors in interest (such persons being collectively referred to herein as the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Securities. See "Selling Shareholders" for a discussion of the circumstances pursuant to which the Selling Shareholders have acquired the Securities offered hereby.


     Shares of the Company's Common Stock are traded in the over-the-counter market on the NASDAQ National Market under the symbol XTON. The last sales price of the Common Stock on October 19, 1995, as reported on the NASDAQ, was $2.81 per share.

      The Company has been advised by the Selling Shareholders that all or a portion of the Securities may be disposed of hereunder from time to time in one or a combination of the following transactions: (a) to or through brokers, acting as principal or agent, who may themselves dispose of the Securities in transactions (which may involve block transactions) in the over-the-counter market or otherwise, at market prices prevailing at the time of sale or at prices related to such prevailing market prices; or
(b) directly by gift or directly or through brokers or agents in privately negotiated transactions at negotiated prices. Any commissions or discounts paid or allowed to brokers, dealers or agents may be changed from time to time. The Selling Shareholders and any brokers, dealers or agents who participate in a sale of the Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and the commissions paid or discounts allowed to any of such brokers, dealers or agents, in addition to any profits received on resale of the Securities, if any of such brokers, dealers or agents should purchase any Securities as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act. In the event of a transaction hereunder in which a broker or dealer acts as principal, this Prospectus will be supplemented to provide material facts with respect to such transaction. Securities offered hereby also may be sold in transactions under Rule 144 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act.

                       _________________________


       THE   PURCHASE  OF  THESE   SECURITIES INVOLVES  CERTAIN  RISK
FACTORS.   SEE  "RISK FACTORS"; PAGE 5.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       _________________________


      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.
A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD
NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE
OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


The date of this Prospectus is October 24, 1995.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and definitive proxy or information statements filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, New York, New York 10007. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street,
N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information as to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits relating thereto.


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-11551) are incorporated herein by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; and (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

     All documents filed by the Company with the Commission pursuant to
Section 13(a) and 13(c) of the Exchange Act and any definitive proxy statement so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish, without charge, upon written or oral request, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, copies of any or all documents incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests should be directed to Barbara C. Anderson, Vice President, General Counsel and Secretary, EXECUTONE Information Systems, Inc., 478 Wheelers Farms Road, Milford, Connecticut 06460 (telephone (203) 876-7600).


                              THE COMPANY


     EXECUTONE designs, manufactures, sells, installs, services and supports communications systems and services for business locations with up to 300 desktops, and is a leading supplier of specialized hospital communications equipment. Products are sold primarily under the EXECUTONE, INFOSTAR, IDS, LIFESAVER, and INFOSTAR/ILS brand names through a worldwide network of direct sales and service offices and independent distributors.

     EXECUTONE is a vertically integrated voice processing and healthcare communications company. The Company controls the major elements of its business, ranging from product design, manufacturing and marketing to distribution, installation, service and support. The Company's strategic focus is on seven product areas: three in the area of voice processing (telephone systems, call center management and voice messaging products), plus healthcare communications systems, locator systems, videoconferencing products, and voice, data and video network services.

     Revenues are derived from both new installations and from the Company's existing customer base through additions, changes, upgrades or relocation of previously installed systems, maintenance contracts, service charges and sales of network services. New installations replenish and expand this base. In a typical sales situation, the Company analyzes a customer's needs and provides a system intended to improve the customer's productivity and reduce operating expenses. After installation, the Company offers service and maintenance, plus additional products for expansion or enhancement of the system.

     EXECUTONE's objective in the voice processing market, in addition to sales of traditional telephone systems, is to offer value-added products and services. The Company's integrated digital telephone systems emphasize flexible software applications, such as automated attendant, data switching, and computer telephone interface, designed to enhance the customer's ability to communicate, obtain and manage information. The Company's telephone systems provide the platform for its other voice processing software applications.

     The second area of focus is call center management products. Call center management products integrate a computerized digital telephone system platform with high-volume inbound, outbound and internal call processing systems such as automatic call distribution, predictive dialing, interactive voice response and scripting software. The Company's objective is to develop and market systems that will enable its call center customers efficiently and cost-effectively to receive or place their customer or prospect calls, distribute those calls to available live operators, obtain information from callers, record and distribute messages from callers, produce management reports, and provide data interface with host or mainframe computers.

     The third part of the Company's voice processing focus is voice-messaging systems, primarily voice mail, that integrate with the Company's telephone systems.

     The fourth primary area of the Company's focus is healthcare communications systems. EXECUTONE has been a recognized name in this market for many years and, with its LIFESAVER nurse call system and with the introduction of its new CARE/COM II-E nurse call system, can provide to its hospital customers integration of the flow of voice and data between nurse and patient, increased flexibility and efficiency in hospital operations, and the means to improve patient care.

     The Company's INFOSTAR/ILS locator system, released in early 1994, can improve productivity, save time and expense for users and eliminate overhead paging by instantly locating staff and equipment in a facility. Each person or piece of equipment wears an individually coded badge that transmits infrared signals to sensors placed throughout the facility, which forward the location information to a central processing unit. The location data can be accessed on local display stations. The ILS system can be integrated with the Company's telephone systems and the LIFESAVER nurse call system to provide additional productivity improvements for both office and hospital environments.

     In 1994, the Company began marketing the videoconferencing products of GPT Video Systems ("GPT") in the United States. The Company also provides videoconferencing network services such as multipoint conferencing, network bridging and network design to its videoconferencing customers, and has established videoconferencing demonstration and rental facilities in major U.S. cities.

     The Company also offers a broad range of network services, including long-distance service, least-cost routing, network design and support services, enabling customers to make more efficient and cost-effective use of their telecommunications systems.

     The principal office of the Company is located at 478 Wheelers Farms Road, Milford, Connecticut 06460, and the Company's telephone number is (203) 876-7600.

                                RISK FACTORS

     Investment in the Company involves various risks. In addition to general investment risks, investors may wish to consider the following factors before purchasing the Securities. Additional information with respect to the matters discussed below, and with respect to the Company's business and industry in general, is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which is incorporated herein by reference.

Competition

     The voice processing markets are intensely competitive. The Company believes that its principal competitors in the under 300 desktop voice processing market are American Telephone and Telegraph Co. ("AT&T") and Nortel (formerly known as Northern Telecom). While the Company believes that AT&T and Nortel are dominant in this market, there is insufficient data to make a meaningful estimate of the Company's competitive position relative to other competitors. Competition could become even more intense if regulations governing the activities of AT&T or the regional Bell operating companies in certain of the Company's markets are relaxed, as has been proposed from time to time. Because of this intense competition, the Company may not be able to reflect fully in product prices any increased operating costs, if such increases should occur.

Reliance on Foreign Suppliers

     The Company imports certain of its products and components from manufacturers located in Hong Kong, China, Thailand and the Dominican Republic. While the Company believes that utilizing foreign suppliers generally maximizes efficiency because of the expertise of such manufacturers and suppliers and the relative cost savings over pricing offered by domestic suppliers, there are certain risks attendant to utilizing such foreign suppliers. Foreign countries may be prone to political and labor unrest.

      In addition, it is possible that the U.S. Government could impose limitations on imports from certain countries in addition to those currently in place, including importations from countries in which the Company's foreign suppliers are located. If any such limitations cause a reduction in shipments to the Company, or if regulations are imposed that increase materially the cost of the Company's foreign-made products or components, the Company could be affected adversely unless and until satisfactory alternatives are in place.

Dividends

     It is the present policy of the Company's Board of Directors to retain earnings for use in the Company's business. The Company's credit facility prohibits the Company from making distributions with respect to its capital stock or paying dividends on the Common Stock. The Company does not anticipate paying any cash dividends in the foreseeable future.


                           SELLING SHAREHOLDERS

     The Securities being offered hereby by the Selling Shareholders were acquired by officers and employees of the Company pursuant to the Company's Executive Stock Incentive Plan approved by the Company's shareholders in 1994. Such Selling Shareholders acquired an aggregate of 2,885,000 shares of the Securities on October 3, 1994. Pursuant to the terms of the Plan, the Selling Shareholders are permitted to sell portions of the acquired shares each year commencing October 4, 1995.

     The following table sets forth for each of the Selling Shareholders, as applicable, the number of shares of Common Stock, including the Securities, beneficially owned immediately prior to this offering, and the amounts offered of the Securities hereby and to be owned upon completion of the offering.

                                       Total          Number of
                       Number of       Number of      Shares to
                       Shares          Shares         be Owned
                       Owned           to             upon
                       Prior to        be Offered     Completion
                       Offering        Hereby         of Offering

Richard A. Alderson     61,090           3,000          58,090
Barbara C. Anderson    247,606          12,000         235,606
Richard M. Braband      53,429           3,000          50,429
Harry E. Bruner        125,000          12,000         113,000
James E. Cooke III     187,915          12,000         175,915
John S. Cosgrove        65,192           4,800          60,392
Michael G. DeMatteis    76,023           7,200          68,823
Arthur J. Franks        35,000           3,600          31,400
James A. Graham         55,186           3,000          52,186
Anthony R. Guarascio   269,640          16,800         252,840
Israel J. Hersh         94,042           3,600          90,442
George K. Hilgeman      40,191           2,400          37,791
Robert W. Hopwood Sr.  152,583          12,000         140,583
Mark M. Hughes         156,087          12,000         144,087
Alan Kessman         1,823,332           - 0 -       1,823,332
Andrew Kontomerkos     804,835          21,000         783,835
David H. Krietzberg     93,459           3,000          90,459
David E. Lee           149,674          12,000         137,674
Neil P. Lichtman       129,726          12,000         117,726
Theodore Lubowsky      163,982          11,400         152,582
Vic Northrup           111,370           8,400         102,970
George B. Pacinelli     41,023           3,000          38,023
John D. Powell         114,189           4,800         109,389
Danny Ramot             72,338           1,800          70,538
Frank J. Rotatori      232,899           7,200         225,699
Shlomo Shur            927,084          21,000         906,084
James H. Stirling      400,844          18,000         382,844
Larry G. Weber          29,857          10,000          19,857
Michael W. Yacenda   1,122,066           - 0 -       1,122,066
                     ---------          -------      ---------
        Total        7,835,662         241,000       7,594,662



                      DESCRIPTION OF CAPITAL STOCK

     The following is a brief description of the material terms of the Company's capital stock. This description does not purport to be complete and is subject in all respects to applicable Virginia law and to the provisions of the Company's Articles of Incorporation and Bylaws, copies of which are filed as exhibits to the Registration Statement and are incorporated by reference herein. See "Available Information", above.

General

     The Company's authorized equity capitalization consists of 80 million shares of Common Stock, par value $.01 per share, and one million shares of preferred stock, par value $.01 per share. Neither the holders of the Common Stock nor of any preferred stock, now or hereafter authorized, will be entitled to any preemptive or other subscription rights.

Common Stock

     At September 30, 1995, there were 47,100,564 outstanding shares of Common Stock held by approximately 2,100 holders of record.

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Dividends on any outstanding shares of preferred stock must be paid in full before payment of any dividends on the Common Stock. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

     Holders of Common Stock are entitled to one vote per share with respect to all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the Common Stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights (if any) of series of preferred stock that may be outstanding from time to time. See "Preferred Stock". The Company's Articles of Incorporation and Bylaws contain no restrictions on the repurchase or redemption of the Common Stock, although certain of the Company's loan agreements prohibit such repurchases or redemptions. All the outstanding shares of Common Stock are fully paid, legally issued and nonassessable. The transfer agent for the Common Stock is First Interstate Bank of Arizona, N.A.

Preferred Stock

     The Board of Directors is authorized to designate with respect to each series of preferred stock the number of shares in each such series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, whether or not dividends shall be cumulative, and if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for or the rights to purchase, shares of any other class or series, and the voting rights, if any. Any preferred shares issued will rank prior to the Common Stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could among other things, adversely affect the voting powers of holders of Common Stock and, under certain circumstances, may discourage an attempt by others to gain control of the Company.

     There are currently no shares of preferred stock outstanding or designated.

Virginia Stock Corporation Act

     The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions". These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated
Transactions subject to this approval requirement include, among other things, mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, and any reclassification, including reverse stock split, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

     For three years following the time that an Interested Shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors". A Disinterested Director means, with respect to a particular Interested Shareholder, a member of the corporation's Board of Directors who was (1) a member on the date on which an Interested Shareholder became an Interested Shareholder and (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. After the expiration of the three-year period, the statute requires approval of the Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

     The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

     None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors.

     These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not opted-out of the Affiliated Transactions provisions.

     Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (one-fifth, one-third or a majority of the outstanding voting shares, respectively) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

                              LEGAL OPINION

     The legality of the Securities being offered hereby will be passed upon for the Company by Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219. Thurston R. Moore, a member of Hunton & Williams, is a director of the Company. At September 30, 1995, Mr. Moore beneficially owned 92,335 shares of the Common Stock of the Company (this amount includes 3,800 shares owned by Mr. Moore's spouse, as to which shares Mr. Moore disclaims any beneficial ownership).

                                 EXPERTS

     The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.


     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction and to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof, or that the information herein is correct as of any time subsequent to its date.


                              PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     Securities and Exchange Commission registration fee . .$   237
     Printing fees. . . . . . . . . . . . . . . . . . . . . . 1,000
     Legal fees . . . . . . . . . . . . . . . . . . . . . . . 1,000
     Accounting fees . . . . . . . . . . . . . . . . . . . . .1,000
     Miscellaneous expenses . . . . . . . . . . . . . . . . . . 500
                                                             ------
                                    Total                    $3,737

All of the above items except the registration fee are estimated. State securities laws qualification and registration fees and expenses, selling commissions, and fees and expenses of counsel to the Selling Shareholders shall be borne by the Selling Shareholders. All other expenses shall be borne by the Company.


Item 15.  Indemnification of Directors and Officers.

     Article 10 of the Virginia Stock Corporation Act and the Company's Articles of Incorporation provide for indemnification of officers and directors of the Company under certain circumstances. No director or officer of the Company shall be liable to the Company or its shareholders for monetary damages in respect of proceedings brought by or on behalf of the Company or its shareholders, unless such person engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Company shall indemnify any person who is or was a party to a proceeding as a result of serving as a director or officer of the Company against any liability incurred in connection with such proceeding unless the person engaged in willful misconduct or a knowing violation of criminal law.

     Insurance carried by the Company provides (within limits and subject to certain exclusions) for reimbursement of amounts which (a) the Company may be required or permitted to pay as indemnities to the Company's directors or officers for claims made against them, and (b) individual directors, officers and certain employees of the Company may become legally obligated to pay as the result of acts committed by them while acting in their corporate or fiduciary capacities.



Item 16.  Exhibits.

     4.1 Articles of Incorporation, as amended, consisting of Certificate of Merger, including Articles of Incorporation, incorporated by reference to the registrant's Annual Report of Form 10-K for the year ended December 31, 1991, as amended by Form 8 filed on June 12, 1992; Articles of Amendment dated June 24, 1992, incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1992; and Articles of Amendment dated July 12, 1995 incorporated by reference to
          Exhibit 4.1 to the registrant's Registration Statement on Form S-3 (File No. 33-62257) filed on August 30, 1995.

     4.2 Bylaws, as amended, incorporated by reference to Exhibit 4.2 to the registrant's Registration Statement on Form S-3 (File No. 33-62257) filed on August 30, 1995.

     4.3 Specimen of certificate representing the Common Stock (incorporated by reference to Exhibit 4-1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1989)

     5.1  Opinion of Hunton & Williams, counsel to the Company*

     24.1 Consent of Arthur Andersen LLP*

     24.2 Consent of Hunton & Williams (included in Exhibit 5.1 hereto)*

     25   Powers of Attorney (included on signature page)*

     * Filed herewith



Item 17.  Undertakings.

     (a) The Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milford, State of Connecticut, as of the 24th day of October, 1995.


                                 EXECUTONE Information Systems, Inc.


                                 By: /s/ Alan Kessman

                                 Alan Kessman
                                 Chairman of the Board, President and
                                 Chief Executive Officer



                             POWERS OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Alan Kessman, Michael W. Yacenda and Barbara C. Anderson, or any one or more of them, his true and lawful attorney-in-fact, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact may do or cause to be done by virtue of these presents.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of the 24th day of October, 1995.



/s/ Alan Kessman
Alan Kessman                            Richard S. Rosenbloom
Chairman of the Board,                  Director
President and Chief Executive Officer
(Principal Executive Officer)


/s/ Anthony R. Guarascio                /s/ Thurston R. Moore
Anthony R. Guarascio                    Thurston R. Moore
Vice-President, Finance and             Director
Chief Financial Officer
(Principal Financial and
Accounting Officer)


/s/ Stanley M. Blau
Stanley M. Blau                         William R.Smart
Vice-Chairman of the Board              Director

                                EXHIBIT INDEX

Exhibit
Number

 5.1       Opinion of Hunton & Williams, counsel to the Company

24.1       Consent of Arthur Andersen LLP

24.2       Consent of Hunton & Williams (included in Exhibit 5.1 hereto)

25         Powers of Attorney (included on signature page)

Exhibit 5.1


                           HUNTON & WILLIAMS
                      RIVERFRONT PLAZA, EAST TOWER
                         951 EAST BYRD STREET
                          RICHMOND, VA 23219
                       TELEPHONE (804) 788-8200
                       FACSIMILE (804) 788-8218
                           OCTOBER 23, 1995


The Board of Directors
EXECUTONE Information Systems, Inc.
478 Wheelers Farms Road
Milford, Connecticut 06460

     EXECUTONE Information Systems, Inc.
     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to EXECUTONE Information Systems, Inc., a Virginia corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to 241,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), which are proposed to be offered and sold from time to time on a secondary basis by certain selling shareholders as described in the Registration Statement.

In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

    1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

    2. The Shares have been duly authorized and, when issued and sold as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Legal Opinion" in the Registration Statement.

Very truly yours,

Hunton & Williams

Exhibit  24.1


               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 27, 1995, included in EXECUTONE Information Systems, Inc.'s Form 10-K for the year ended December 31, 1994 and to all references to our Firm included in this registration statement.


                          ARTHUR ANDERSEN LLP
                         Stamford, Connecticut
                           October 23, 1995

October 24, 1995

Securities & Exchange Commission
1933 Act Filing Desk
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Re:   EXECUTONE Information Systems, Inc.
      File No. 0-11551

Gentlemen:

Enclosed herewith for filing pursuant to the Securities Act of 1933, as amended, is an EDGAR copy of a Registration Statement on Form S-3 of EXECUTONE Information Systems, Inc.

Pursuant to Lockbox Rule 3a of the Commission's Rules of Practice, we have completed a Fedwire transfer on October 23, 1995 to SEC Account 910-8739 at the Mellon Bank in Pittsburgh, ABA number 043000261, in the amount of $237.00. The transaction sequence number is 835.


Very truly yours,



Barbara C. Anderson
Vice President, General Counsel
and Secretary